UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 23, 2006

Date of Report

(Date of earliest event reported)

Shurgard Storage Centers, Inc.

(Exact name of registrant as specified in charter)

Washington	001-11455	91-1603837
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1155 Valley Street, Suite 400 Seattle, Washington 98109-4426
(Address of principal executive offices)		(Zip Code)

(206) 624-8100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 6, 2006, Shurgard Storage Centers, Inc. (Shurgard) entered into an Agreement and Plan of Merger (Merger Agreement), with Public Storage, Inc. (Public Storage), which contemplates that Shurgard will be merged with and into a subsidiary of Public Storage. Each outstanding share of Shurgard common stock will be converted into the right to receive 0.82 of a fully paid and non-assessable share of Public Storage common stock. In addition, in connection with the merger, Shurgard expects to redeem each outstanding series of its preferred stock in accordance with its terms. Public Storage will assume approximately $1.9 billion of Shurgard debt. The boards of directors of Shurgard and Public Storage have approved the Merger Agreement. The proposed merger is subject to Shurgard’s shareholders’ approval, Public Storage’s shareholders’ approval of the issuance of shares of Public Storage common stock to be used as merger consideration and other customary closing conditions.

In connection with the registration statement on Form S-4 filed by Public Storage relating to the Public Storage common stock issuable in connection with the merger and containing a joint proxy statement/prospectus seeking the shareholder approvals necessary to consummate the merger and certain other approvals as described in the joint proxy statement/prospectus, Shurgard is filing this current report on Form 8-K to set forth audited consolidated statements of operations for the years ended December 31, 2005, 2004 and 2003, to reflect the reclassification of two properties from held for sale to properties held for use during the three-month period ended March 31, 2006.

Subsequent to the filing of our annual report on Form 10-K on March 20, 2006, in conjunction with the planned merger with Public Storage, Shurgard terminated its plans to sell two domestic storage centers, which were classified as held for sale and reported as discontinued operations at December 31, 2005. Instead, management has determined it will hold such properties for the foreseeable future. Therefore, in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the accompanying consolidated statements of operations have been restated and the net results of operations from these properties have been reclassified to continuing operations from discontinued operations for the years ended December 31, 2005, 2004 and 2003. The effect of the reclassification represents a $277,000, or 32%, decrease in our previously reported net loss from continuing operations for the year ended December 31, 2005, and an increase in our previously reported net income from continuing operations of $235,000, or 0.8%, and $166,000, or 0.5%, for the years ended December 31, 2004 and 2003, respectively. As a result of the foregoing, Notes 4, 18, 19, 20 and 21 to the consolidated financial statements for the three years ended December 31, 2005, have been updated. There is no effect on Shurgard’s previously reported net income, financial condition or cash flows.

In addition, Shurgard has provided herein an updated table of selected financial data and management’s discussion and analysis of financial conditions and the results of operations of the Company, which the Company believes may be helpful to the investor in reviewing these restated financial statements.

Except as described above, the information presented in this current report on Form 8-K does not include any adjustments or updates to any information presented in our consolidated financial statements or elsewhere in our annual report on Form 10-K for the year ended December 31, 2005, originally filed on March 20, 2006.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

23.1	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP)

99.1	Selected Financial Data as of and for the years ended December 31, 2005, 2004, 2003, 2002 and 2001

99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2005

99.3	Consolidated Financial Statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shurgard Storage Centers, Inc.

Dated: May 23, 2006	By:	/S/ DEVASIS GHOSE
Name: Devasis Ghose Title: Executive Vice President and Chief Financial Officer

3